Exhibit 10.23

SJW CORP.

EXECUTIVE SEVERANCE PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2010

AND AMENDED EFFECTIVE OCTOBER 26, 2010

* * *

The SJW Corp. Executive Severance Plan (the “Plan”), originally adopted as of January 28, 1999 by SJW Corp. (“Company”) for the benefit of the Officers (as defined below) of the Company and/or other members of the Employer Group (as defined below) and as previously amended as of September 21, 1999, May 1, 2003, January 1, 2008, October 22, 2008 and December 31, 2008, is hereby further amended and restated effective as of January 1, 2010. The purpose of the October 22, 2008 restatement was to conform the provisions of the plan document to the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder and effect certain administrative revisions to the Plan. The purpose of the December 2008 restatement was to modify the formula provisions of the Plan governing the cash severance benefits payable thereunder. The purpose of the January 1, 2010 restatement is to clarify certain payment provisions in effect under the Plan.

W I T N E S S E T H:

WHEREAS, the Officers are currently employed by the Company and/or one or more other members of the Employer Group (collectively referred to as the “Employer”).

WHEREAS, the Employer wishes to retain the services of the Officers and to encourage the Officers to remain with the Employer.

WHEREAS, the Company desires to maintain this Plan to provide security for the Officers in the event their employment with the Employer is affected under certain circumstances in connection with a Change in Control affecting the Employer.

WHEREAS, the benefits provided under the Plan may be deemed to constitute a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code and the applicable Treasury Regulations thereunder; and

WHEREAS, the Company has previously amended and restated the provisions of the Plan so that those provisions comply with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder.

WHEREAS, the Company now desires to revise the formula provisions of the Plan governing the calculation of the cash severance benefits payable under the Plan so that a separate formula calculation will be utilized for the Company’s Chief Executive Officer solely for that purpose.

NOW, THEREFORE, the Plan is hereby amended and restated as set forth below.

1.	DEFINITIONS. For purposes of this Plan:

(a) “Beneficiary” shall mean the person or persons whom the Officer shall designate in writing (on the form attached hereto as Exhibit B) to receive any benefits to which such Officer becomes entitled hereunder but which have not been paid or provided prior to the time of his or her death. Such designation shall be valid only if it is made on such form, and the Employer receives that form prior to the Officer’s death.

(b) “Change in Control” shall be deemed to take place upon the occurrence of any of the following events:

(i) The acquisition, directly or indirectly, by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or a person that directly or indirectly controls, is controlled by, or is under, control with the Company or an employee benefit plan maintained by the Company or such person, of beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of securities of the Company that results in such person or related group of persons beneficially owning securities representing 30% or more of the combined voting power of the Company’s then-outstanding securities;

(ii) A merger, recapitalization, consolidation, or other similar transaction to which the Company is a party, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately before the transaction;

(iii) A sale, transfer or disposition of all or substantially all of the Company’s assets, unless securities representing at least 50% of the combined voting power of the then-outstanding securities of the entity acquiring the Company’s assets or parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately before the transaction;

(iv) A merger, recapitalization, consolidation or other transaction to which the Company is a party or the sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the members of the Company’s Board of Directors immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof (for this purpose, any change in the composition of the Company’s Board of Directors that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or

(v) A change in the composition of the Company’s Board of Directors over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;

provided, however, that no Change in Control shall be deemed to occur for purposes of this Plan if the result of the transaction is to give more ownership or control of the Company to any person or related group of persons who held securities representing more than thirty percent (30%) of the combined voting power of the Company’s outstanding securities as of March 3, 2003.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Employee” means an individual for so long as he or she is in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

(e) “Employer Group” means the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections, and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.4.14(c)-2 of the Treasury Regulations.

(f) “Employer” shall mean collectively the Company and each of the other members of the Employer Group.

(g) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(h) “Good Cause” shall be deemed to exist with respect to an Officer if, and only if:

(1)	The Officer engages in acts or omissions that result in substantial harm to the business or property of the Employer and that constitute dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing;

(2)	The Officer is convicted of a criminal violation involving fraud or dishonesty; or

(3)	The Officer intentionally and knowingly participates in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or the Officer intentionally and knowingly submits any false or erroneous certification required of him or her under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s common stock are at the time listed for trading.

(i) “Good Reason” shall exist with respect to an Officer if and only if, without the Officer’s express written consent:

(1)	there is a significantly adverse change in the nature or the scope of the Officer’s authority or in his or her overall working environment;

(2)	the Officer is assigned duties materially inconsistent with his or her present duties, responsibilities and status;

(3)	there is a reduction in the sum of the Officer’s rate of base salary and target bonus; or

(4)	the Employer changes by fifty-five (55) miles or more the principal location in which the Officer is required to perform services;

provided, however, that, before the Officer may resign for any Good Reason event, the Officer must first provide written notice to the Employer identifying such Good Reason event within ninety (90) days after the occurrence of such event and the Employer shall have failed to cure such event within thirty (30) days after receipt of such written notice.

(j) “Officer” shall mean (i) any individual who has been elected as an officer of SJW Corp. or San Jose Water Company by the Board of Directors and is serving in such capacity at any time during the applicable time period set forth in Section 2(a) of the Plan, unless expressly excluded from coverage under the Plan by the Board of Directors at the time of such election, and (ii) any individual who has been elected as an officer of any other member of the Employer Group and has been expressly designated by the Executive Compensation Committee of the Board of Directors as a participant in the Plan and is serving in such capacity at any time during the applicable time period set forth in Section 2(a) of the Plan. The persons who are Officers as of October 26, 2010 are set forth on Exhibit A.

(k) “Plan Administrator” shall mean the Executive Compensation Committee of the Company’s Board of Directors.

(l) “Salary” shall mean the annual rate of base salary in effect for the Officer on (l) the date of the Change in Control or, if greater, (2) the date the Officer’s employment with the Employer terminates.

(m) “Separation from Service” shall mean the Officer’s cessation of Employee status and shall be deemed to occur for purposes of the Plan at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee is, either by statute or contract, provided with a right to reemployment with one or more members of the Employer Group; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee is not provided with a right to reemployment either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.

(n) “Specified Employee” shall mean an Officer who is, pursuant to procedures established by the Plan Administrator in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, deemed at the time of his or her Separation from Service to be a “specified employee” under Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall include each Officer who is a “key employee” (within the meaning of that term under Code Section 416(i)) at any time during the twelve (12)-month period ending with such date. An Officer who is so identified as a Specified Employee will have that status for the twelve (12)-month period beginning on April 1 of the following calendar year.

2.	BENEFITS UPON TERMINATION OF EMPLOYMENT.

(a) If (i) at any time during the period beginning with the execution of a definitive agreement to effect a Change in Control and ending with the earlier of (x) the termination of that agreement without a Change in Control or (y) the expiration of the twenty-four (24)-month period measured from the effective date of the Change in Control contemplated by that agreement, an Officer incurs a Separation from Service because his or her Employee status is involuntarily terminated by his or her Employer for any reason other than Good Cause, or (ii) at any time within the twenty-four (24)-month period measured from the effective date of a Change in Control, the Officer incurs a Separation from Service as a result of his or her resignation from Employee status for Good Reason, then the Employer shall provide that Officer with the following benefits (collectively the “Change in Control Benefit”), provided and only if such Officer timely delivers the requisite release under Section 2(b) and such release become effective in accordance with applicable law:

(1)	A cash amount determined in accordance with the formula provisions set forth below shall be paid (less any customary taxes and withholdings) in a series of successive equal annual installments over the period of years equal to the Applicable Multiple in effect for the Officer. Unless otherwise specified in attached Exhibit A, the Applicable Multiple for each Officer shall be three (3). The first such annual installment shall be paid on the last day of the sixty (60)-day period measured from the date of the Officer’s Separation from Service, provided that the release required of the Officer under Section 2(b) is delivered within the applicable time period set forth in such Section 2(b) and such release is effective and enforceable at that time following the expiration of any applicable revocation period. Each subsequent installment shall be paid on each successive one-year anniversary of the initial payment date, and the right to each installment payment hereunder shall be treated as a right to a series of separate payments for purposes of Section 409A. Notwithstanding the foregoing generally applicable payment schedule for such cash amount, should the applicable Change in Control event not otherwise qualify as a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, as determined in each instance in accordance with the standards of Section 1.409A-3(i)((5) of the Treasury Regulations, or should the Separation from Service triggering the Change in Control Benefit otherwise occur prior to such a qualifying Change in Control event, then such cash amount shall be paid at such other time and in such other form, or pursuant to such other schedule, as is necessary to comply with any applicable requirements of Code Section 409A. The applicable cash amount shall be determined as follows:

a.	for the Company’s Chief Executive Officer, an amount equal to the Adjusted Applicable Multiple of such Officer’s annual rate of Salary (at the level in effect in the fiscal year of such cessation of Employee status or, if higher, immediately before the Change in Control), with the Adjusted Applicable Multiple to be three and three quarters (3.75) and to be used solely for purposes of calculating such cash severance payment, and for all other calculations and determinations under the Plan, the Applicable Multiple of three (3) shall be used for the Chief Executive Officer, including (without limitation) the number of annual installments in which the Salary amount calculated hereunder is to be paid; and

b.	for each of the other Officers participating in the Plan, an amount equal to the Applicable Multiple of the sum of the Officer’s annual rate of Salary and annual target bonus (each at the level in effect in the fiscal year of such cessation of Employee status or, if higher, immediately before the Change in Control)

(2)	If the Officer elects to continue medical care coverage under the Company’s group health care plans pursuant to COBRA, the Employer will reimburse the Officer for the costs such Officer incurs to obtain such continued coverage for himself or herself and his or her spouse and eligible dependents (collectively, the “Coverage Costs”) until the earlier of (x) the date of the last annual installment payable under Section 2(a)(1) above or (y) the first date on which the Officer is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period for which the Officer’s COBRA coverage rights are in effect, such coverage shall be obtained under the Company’s group health care plans. For the period (if any) following the completion of such COBRA coverage and continuing through the completion of the limited period for which medical care coverage is to be provided hereunder, such coverage shall continue under the Company’s group health plans or pursuant to one or more other plans or insurance policies providing equivalent coverage. In order to obtain reimbursement for the Officer’s Coverage Costs under each applicable plan or policy, the Officer must submit appropriate evidence to the Employer of each periodic payment of his or her Coverage Costs within ninety (90) days after the required payment date of those Coverage Costs, and the Employer shall within thirty (30) days after such submission reimburse the Officer for that payment. To the extent the Officer incurs any other medical care expenses reimbursable pursuant to the coverage obtained in accordance herewith, the Officer shall submit appropriate evidence of each such expense to the plan administrator within ninety (90) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Officer’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Officer, the Employer shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Officer’s sole responsibility.

(3)	The Company will make provisions in its Supplemental Executive Retirement Plan (SERP) so that the Officer will, upon a Separation from Service under the circumstances set forth in Section 2(a), be credited for purposes of computing such Officer’s benefits under the SERP with an additional number of Years of Service and years of age equal to the number of years for which such Officer is, upon his or her Separation from Service, to receive continued Salary by reason of the Applicable Multiple in effect for him or her pursuant to Section 2(a)(1) above (for purposes of clarification, the Applicable Multiple to be utilized for the Company’s Chief Executive Officer under this Section 2(a)(3) shall be three (3). In no event, however, shall any benefit be payable under the SERP earlier than it otherwise would have been paid in the absence of such additional Years of Service and age credits.

(4)	All outstanding stock options held by the Officer will immediately vest and become exercisable in full and may be exercised for any or all of the underlying shares until the expiration or sooner termination of the option term. Except as otherwise expressly provided in the agreement evidencing such award, each restricted stock unit or other stock award held by the Officer will also immediately vest, and the underlying shares will become issuable, in accordance with the terms of the applicable award agreement. All outstanding Dividend Equivalent Rights held by the Officer at such time will immediately vest, and any shares or cash amounts attributable to those rights will be paid to the Officer at the same time those shares and amounts would have otherwise been payable in the absence of such vesting acceleration.

(5)	The Officer shall, to the extent applicable, also be entitled to the special Tax Gross-Up under Section 14 of this Plan as part of his or her Change in Control Benefit.

(b) The Officer shall be entitled to only one Change in Control Benefit under this Plan. The Change in Control Benefit will be provided if and only if the Officer delivers to the Employer an executed Release Agreement (in substantially the form attached hereto as Exhibit C) within twenty-one (21) days (or forty-five (45) days if such longer period is required by applicable law) following his or her Separation from Service under the circumstances set forth in Section 2(a), and no portion of the Change in Control Benefit will be provided or paid prior to the expiration of the maximum applicable review and revocation periods in effect for such Release. No payments will be made under the Plan to the Officer if such Officer revokes the delivered Release. In the event that the Officer dies before receiving the full Change in Control Benefit to which he or she becomes entitled hereunder, his or her Beneficiary shall be paid the remaining payments as they become due.

(c) No portion of the Change in Control Benefit to which the Officer becomes entitled under this Plan (other than the reimbursement of Coverage Costs during the applicable period of COBRA coverage) shall actually be paid or provided to the Officer prior to the earlier of (i) the first day of the seventh month following the month in his or her Separation from Service occurs or (ii) the date of his or her death, if the Officer is a Specified Employee at the time of such Separation from Service and such delay is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments or benefits deferred pursuant to this Paragraph 2(c) shall be paid, reimbursed or provided in a lump sum to the Officer, and any remaining payments or benefits shall be paid or provided in accordance with the normal payment dates specified for them herein.

(d) If an Officer ceases Employee status under circumstances other than those set forth in Section 2(a), then the Employer shall have no further obligation with respect to the Officer under this Plan, and that Officer shall accordingly not be entitled to any Change in Control Benefit hereunder.

(e) A cessation of Employee status in connection with a Change in Control will not qualify an Officer for benefits hereunder if the Officer is offered continuing employment with a successor or controlling entity involved in the Change in Control, provided that (i) such successor or controlling entity has assumed the Company’s obligations hereunder with respect to such Officer and (ii) the terms of such continuing employment would not constitute a Good Reason event if offered by the Company.

3.	NO SOLICITATION OF REPRESENTATIVES AND OFFICERS.

No Officer shall, directly or indirectly, in his or her individual capacity or otherwise, induce, cause, persuade, or attempt to induce, cause or persuade, any representative, agent or employee of the Company or any of its affiliates to terminate such person’s employment relationship with the Company or any other member of the Employer Group, or to violate the terms of any agreement between such representative, agent or employee and the Company or any other member of the Employer Group.

4.	CONFIDENTIALITY.

Preservation of a continuing business relationship between the Company or other members of the Employer Group and their respective customers, representatives, and employees is of critical importance to the continued business success of the Company and the other members of the Employer Group, and it is the active policy of the Company and the other members of the Employer Group to guard as confidential certain information not available to the public relating to the business affairs of the Company and the other members of the Employer Group. In view of the foregoing, no Officer shall, without the prior written consent of the Company, disclose to any person or entity any such confidential information that was obtained by the Officer in the course of his or her employment with the Company or any other member of the Employer Group. This Section 4 shall not be applicable if and to the extent the Officer is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge or an administrative law judge or is otherwise required by law to disclose such information.

5.	FORFEITURE.

If an Officer shall at any time violate any obligation under Section 3 or 4 in a manner that results in material damage to the Company or any other member of the Employer Group or its business, such Officer shall immediately forfeit his or her right to any benefits under this Plan, and the Employer shall thereafter have no further obligation hereunder to the Officer or his or her Beneficiary or any other person.

6.	OFFICER ASSIGNMENT.

Neither the Officer nor his or her Beneficiary shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of such benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Officer or his or her Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

7.	BENEFITS UNFUNDED.

The Plan is intended to be unfunded for purposes of Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The Employer’s obligation under this Plan shall be that of an unfunded and unsecured promise by the Employer to pay money in the future. All distributions under this Plan shall be paid from the general assets of the Employer. The right of the Officer or any Beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Employer, and neither the Officer nor any Beneficiary shall have any priority rights in or against any assets of the Employer or Company and its Affiliates and Associates.

8.	APPLICABLE LAW.

Except to the extent preempted by ERISA or other federal laws, the Plan and all matters arising under it shall be governed by the laws of the State of California.

To the extent there is any ambiguity as to whether any provision of this Plan would otherwise contravene one or more requirements or limitations of Code Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.

9.	NO EMPLOYMENT CONTRACT.

This Plan shall not be deemed to constitute a contract of employment between an Officer and his or her Employer, nor shall any provision hereof restrict the right of the Employer to discharge the Officer, or restrict the right of the Officer to terminate his or her employment.

10.	SEVERABILITY.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

11.	SUCCESSORS.

The Plan shall be binding upon and inure to the benefit of the Company and the other members of the Employer Group participating in the Plan, the Officers and their respective heirs, representatives and successors. As a condition to any Change in Control, the new controlling organization or any other person described in Section 1(b) must agree to assume and to discharge the obligations of the Employer under this Plan. Upon the occurrence of such event, the term “Employer” as used in the Plan shall be deemed to refer to such new controlling organization or other person.

12.	CLAIMS PROCEDURE.

(a) The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the power, in its discretion, to interpret and make all determinations as to the eligibility if an Officer to participate in this Plan, any right of an Officer to benefits under this Plan and the amount of benefits (if any) to which an Officer may become entitled under this Plan, and its interpretation or determination thereof in good faith shall be final and conclusive on the Officer and his or her Beneficiary and shall be subject to review only to the extent a court concludes that such interpretation or determination is arbitrary and capricious. The Plan Administrator may, from time to time, allocate to one or more of its members (or to any other person or persons or organizations) any of its power with respect to the interpretation and determination as to rights to benefits under the Plan.

(b) If a claim for benefits under the Plan is denied in whole or in part, the claimant will be notified by the Plan Administrator or its delegate within 90 days after the date the claim is delivered to the Employer, or 180 days if the claimant is told that additional time is needed. The notification will be written in understandable language and will state (i) specific reasons for denial of the claim, (ii) specific references to Plan provisions on which the denial is based, (iii) a description (if appropriate) of any additional material or information necessary for the claimant to perfect the claim and why such material or information is necessary, and (iv) an explanation of the procedure for reviewing the denied claim. A claim that is not acted upon within 90 days (or 180 days in the case of an extension) may be deemed by the claimant to have been denied.

(c) Within 60 days after a claim has been denied, or deemed denied, the claimant or his or her authorized representative may make a request for a review by submitting to the Plan Administrator a written statement (a) requesting a review of the denial of the claim; (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and (c) setting forth any issues or comments which the claimant deems relevant to the claim. The claimant may review pertinent documents relating to the denial.

(d) The Plan Administrator shall make a decision on review within 60 days after the receipt of the claimant’s request for review or receipt of all additional materials reasonably requested by the Plan Administrator from the claimant, unless an extension of time for processing a review is required, in which case the claimant will be notified, and a decision will be made within 120 days after receipt of the request for review. The decision will be in writing, and in understandable language. It will give specific references to the Plan provisions on which the decision is based. The decision of the Plan Administrator on review shall be final and conclusive upon all persons except to the extent it is found by a court to be arbitrary or capricious.

13.	AMENDMENT AND TERMINATION.

(a) The Company shall have the right to amend this Plan from time to time and may terminate this Plan at any time; provided that (i) within twenty-four (24) months following a Change in Control, no amendment may be made that diminishes any Officer’s right to benefits under this Plan in the event of a Separation from Service under the circumstances set forth in Section 2(a) and (ii) no amendment or termination may adversely affect an Officer’s rights to benefits that he or she would have received under this Plan with respect to a Change in Control (as defined herein immediately before such amendment or termination) that occurs (or with respect to which a definitive agreement is executed) within twenty-four (24) months after the date of such amendment or termination.

(b) This Section 13 may not be amended in any manner that would adversely affect any Officer’s rights hereunder without his or her consent. In addition, no amendment or termination of this Plan shall modify the distribution and payment provisions (including the form and timing of such distribution or payment) in effect for the Change in Control Benefit or any other amount to be provided hereunder.

14.	TAXES; SPECIAL TAX GROSS-UP.

(a) It is intended that this Plan shall be a non-qualified deferred compensation plan and that any right to payments hereunder shall not be treated as taxable income to the Officer or any Beneficiary prior to distribution thereof. Any payments made under this Plan shall be subject to the Employer’s collection of all applicable withholding taxes, and the Officer shall only receive the net amount remaining after such withholding taxes have been collected.

(b) If an Officer qualifies for a Change in Control Benefit hereunder, he or she shall receive as part of such Change in Control Benefit a special cash payment (the “Tax Gross-Up”) sufficient to reimburse him or her on an after-tax basis for any excise tax imposed, pursuant to Code Section 4999 or any successor provision or similar tax (“Excise Tax”), on such Officer with respect to the entire Change in Control Benefit and any other compensation from his or her Employer deemed to constitute a parachute payment under Code Section 280G, so that such Officer does not incur any out-of-pocket cost with respect to such Excise Tax. The amount of any such Tax Gross-Up will be determined pursuant to the following formula and will be subject to the Employer’s collection of all applicable federal, state and local income and employment with withholding taxes and any Excise Tax:

X = Y / (1 - (A + B + C)), where

X is the total dollar amount of the Tax Gross-Up payable to the Officer.

Y is the total Excise Tax imposed on the Officer.

A is the Excise Tax rate in effect at the time.

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Officer, after taking into account the deductibility of state income taxes against federal income taxes to the extent allowable, for the calendar year in which the Tax Gross-Up is paid.

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Officer for the calendar year in which the Tax Gross-Up is paid.

(c) Within thirty (30) days after any Change in Control transaction in which one or more of the Change in Control Benefits paid or provided to the Officer constitute, in the opinion of the Officer’s tax advisor, parachute payments under Code Section 280G for which the Officer is liable for an Excise Tax, the Officer shall identify the nature of those parachute payments to the Company and submit to the Company the calculation of the Excise Tax attributable to those payments and the Tax Gross-Up to which the Officer is entitled with respect to such tax liability. Within thirty (30) days after the date of the Officer’s Separation from Service under the circumstances set forth in Section 2(a), the Officer shall identify to the Company the nature of any additional parachute payments which such Officer is to receive pursuant to this Plan in connection with such Separation from Service and submit to the Company the calculation of the Excise Tax attributable to those payments and the Tax Gross-Up to which the Officer is entitled with respect to such tax liability. In each such instance, the Company will pay the applicable Tax Gross-Up to the Officer (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days after the Officer’s submission of the calculation of such Excise Tax and the resulting Tax Gross-Up or (if later) at the time such Excise Tax is remitted to the appropriate tax authorities, provided that (i) such calculations represent a reasonable interpretation of the applicable law and regulations and (ii) to the extent the Tax Gross-Up relates to any Change in Control Benefit attributable to the Officer’s Separation from Service, that portion of the Tax Gross-Up shall be subject to the delayed payment provisions of Section 2(c).

(d) In the event that the Officer’s actual Excise Tax liability is determined by a Final Determination to be greater than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Officer pursuant to the preceding provisions of this Section 14, then within ninety (90) days following the Final Determination, the Officer shall submit to the Company a new Excise Tax calculation based upon that Final Determination. The Company shall pay the Officer the additional Tax Gross-Up attributable to that excess Excise Tax liability within ten (10) business days thereafter or (if later) at the time the additional Excise Tax is remitted to the appropriate tax authorities, provided that (i) such calculations represent a reasonable interpretation of the applicable law and regulations and (ii) to the extent the Tax Gross-Up is attributable to any Change in Control Benefit triggered by the Officer’s Separation from Service, that portion of the Tax Gross-Up shall be subject to the delayed payment provisions of Section 2(c).

(e) In the event that the Officer’s actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Officer pursuant to the preceding provisions of this Section 14, then the Officer shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.

(f) For purposes of this Section 14, a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Officer (or his or her estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Officer and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.

(g) In order to assure that the Tax Gross-Up provisions of this Section 14 comply with the applicable requirements of Code Section 409A, the following limitations shall be controlling, notwithstanding anything to the contrary in the preceding provisions of this Section 14:

(i) In no event shall any Tax Gross-Up to which the Officer becomes entitled pursuant to this Section 14 be made later than the close of the calendar year following the calendar year in which the Excise Tax triggering the right to such payment is remitted to the appropriate tax authorities.

(ii) To the extent the Officer may become entitled to any reimbursement of expenses incurred by him or her at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to the Officer no later than the close of the calendar year following the calendar year in which the Excise Tax that is the subject of such audit or litigation is remitted to the appropriate tax authorities or, if no Excise Tax is found to be due as a result of such audit or litigation, no later than the close of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Executive Severance Plan to be executed in its name by its duly authorized officer, all as of this 27th day of October, 2010.

SJW CORP.

By:	/s/ W. Richard Roth
W. Richard Roth, President and
Chief Executive Officer

EXHIBIT A

OFFICERS

W. Richard Roth, President and Chief Executive Officer, SJW Corp., San Jose Water Company, SJW Land Company and SJWTX, Inc.

R. Scott Yoo, Chief Operating Officer, San Jose Water Company

George J. Belheumeur, Senior Vice President - Operations, San Jose Water Company

Angela Yip, Executive Vice President of Finance, SJW Corp., San Jose Water Company, SJW Land Company and SJWTX, Inc.

James P. Lynch, Chief Financial Officer and Treasurer, SJW Corp., San Jose Water Company, SJW Land Company and SJWTX, Inc.

Palle L. Jensen, Vice President - Regulatory Affairs, San Jose Water Company

Suzy Papazian, Corporate Secretary, SJW Corp., San Jose Water Company, SJW Land Company and SJWTX, Inc.

Dana R. Drysdale, Vice President – Information Systems, San Jose Water Company

Wendy Avila-Walker Controller, San Jose Water Company

Janelle McCombs, Vice President, SJW Land Company

Thomas Hodge, Vice President, SJWTX, Inc.

Craig S. Giordano, Chief Engineer, San Jose Water Company

EXHIBIT B

DESIGNATION OF BENEFICIARIES

I, hereby designate the following person(s) as my Beneficiary(ies) under the SJW Corp. Executive Severance Plan (the “Plan”) to receive any amounts that might be payable as of the date of my death:

Name:	Percentage: %

Address:

Name:	Percentage: %

Address:

This designation supersedes all prior Beneficiary designations I have made under the Plan.

DATED: , 20

EXHIBIT C

RELEASE AGREEMENT

This Release Agreement (“Release”) was given to me,                              (“Officer”), this          day of             , 20    , by                                  (the “Employer”). At such time as this Release becomes effective and enforceable (i.e., the revocation period discussed below has expired), and assuming Officer is otherwise eligible for payments under the terms of the SJW Corp. Executive Severance Plan (the “Plan”), Employer agrees to pay Officer pursuant to the terms of the Plan an amount equal to $         payable in                      (        ) equal annual installments (minus customary payroll taxes and withholdings).

In consideration of the receipt of the promise to pay such amount, Officer hereby agrees, for himself or herself, his or her heirs, executors, administrators, successors and assigns (hereinafter referred to as the “Releasors”), to fully release and discharge the Employer and its officers, directors, employees, agents, insurers, underwriters, subsidiaries, parents, affiliates, associates, successors and assigns (hereinafter referred to as the “Releasees”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands under any federal, state or local law or laws, or common law, whether or not known, suspected or claimed, which the Releasors have, or hereafter may have, against the Releasees arising out of or in any way related to Officer’s employment with the Employer or the termination of that employment, including (without limitation) claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the California Fair Employment and Housing Act, the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, contract claims, tort claims, and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, stock grants, stock options, vacation pay, fringe benefits, severance pay or any other form of compensation (other than the payments and benefits to which Officer is entitled under the Plan, his or her vested rights under the San Jose Water Company Section 401(k) Plan, the San Jose Water Company Retirement Plan, the San Jose Water Company Supplemental Executive Retirement Plan and any worker’s compensation benefits under any workers’ compensation insurance policy or fund).

In releasing claims unknown to Officer at present, Officer is waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

This Release and Waiver does not pertain to any claims which may subsequently arise in connection with the Employer’s default in any of its payment obligations under the Plan.

Officer acknowledges that, among other rights subject to his or her Release and Waiver, Officer is hereby waiving and releasing any rights he or she may have under ADEA, that this release and waiver is knowing and voluntary, and that the consideration given for this release and waiver is in addition to anything of value to which Officer was already entitled from the Employer. Officer further acknowledges that he or she has been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this release and waiver is executed; (b) he or she has the right to consult with an attorney prior to executing this release and waiver (although Officer may choose voluntarily not to do so); and if Officer is over 40 years old upon execution of this (c) Officer has twenty-one (21) days from the date of termination of his or her employment with the Employer in which to consider this release and waiver (although Officer may choose voluntarily to execute this release and waiver earlier); (d) Officer has seven (7) days following the execution of this release and waiver to revoke his or her consent to this release and waiver; and (e) this release and waiver shall not be effective until the seven (7)-day revocation period has expired.

In case any part of this Release is later deemed to be invalid, illegal or otherwise unenforceable, Officer agrees that the legality and enforceability of the remaining provisions of this Release will not be affected in any way.

Dated: ,
(“Officer”)